Exhibit 5.1

Norton Rose Fulbright US LLP 1301 McKinney, Suite 5100 Houston, Texas 77010-3095 United States

August 27, 2021	Tel +1 713 651 5151 Fax +1 713 651 5246 nortonrosefulbright.com

Geospace Technologies Corporation

7007 Pinemont

Houston, TX 77040

Ladies and Gentlemen:

We have acted as counsel to Geospace Technologies Corporation, a Texas corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an additional 1,500,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share, that are reserved for issuance under the Geospace Technologies Corporation 2014 Long-Term Incentive Plan, as amended (the “Plan”), as described in the Company’s Registration Statement on Form S-8 (as may subsequently be amended, the “Registration Statement”), which was filed with the Securities and Exchange Commission (the “SEC”) on August 27, 2021.

In connection with the foregoing, we have examined the Plan and originals or copies of certain corporate records of the Company, certificates and other communications of public officials, certificates of officers of the Company and such other documents as we have deemed relevant or necessary for the purpose of rendering the opinions expressed herein. As to questions of fact material to those opinions, we have, to the extent we deemed appropriate, relied on certificates of officers of the Company and on certificates and other communications of public officials. We have assumed that the persons identified to us as officers of the Company are actually serving as such and that any certificates representing the Shares will be properly executed by one or more such persons. We have assumed the effectiveness of the Registration Statement pursuant to the Securities Act. We have assumed the genuineness of all signatures on, and the authenticity of, all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies thereof, the due authorization, execution and delivery by the parties thereto other than the Company of all documents examined by us, that the Company will receive any required consideration for such Shares and the legal capacity of each individual who signed any of those documents.

Geospace Technologies Corporation

August 27, 2021

Based upon the foregoing, we are of the opinion that the Shares, when issued and sold in the manner referred to in the Plan and pursuant to the agreements that accompany the Plan, will be validly issued, fully paid and nonassessable.

The opinions expressed herein are limited exclusively to applicable laws of the State of Texas and the federal laws of the United States of America, and reported judicial interpretations of such law, in each case as currently in effect, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm wherever it appears in the Registration Statement. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours, /s/ Norton Rose Fulbright US LLP Norton Rose Fulbright US LLP

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